                                                                    EXHIBIT 99.1

                              LETTER OF TRANSMITTAL

                                 Pursuant to the

                                OFFER TO EXCHANGE

                A combination of new Subordinated Notes due 2012
                                       of
                              Banco Santander Chile
                         and a US dollar amount in cash

                           for any and all outstanding
                         7% Subordinated Notes due 2007
                                       of
                              Banco Santander Chile


                  The Exchange Agent for the Exchange Offer is:

                               JPMorgan Chase Bank

                                    Address:

                           2001 Bryan St., 10th Floor
                                Dallas, TX 75201
                       Attn: Institutional Trust Services

                         Facsimile Transmission Number:
                                 (214) 468-6494

                                Telephone Number:
                                 (214) 468-6464

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action to be taken, you should immediately consult your broker, bank manager, lawyer, accountant, investment advisor or other professional.

--------------------------------------------------------------------------------
IMPORTANT: If you would like to tender any 7% Subordinated Notes due 2007 (the "Old Notes") pursuant to the exchange offer described above (the "Exchange Offer"), you must do so only through the Depository Trust Company's Automated Tender Offer Program or ATOP, by following the instructions that appear in the prospectus dated December , 2002 (the "Prospectus") and in this letter of transmittal (the "Letter of Transmittal"). In order to validly tender Old Notes pursuant to the Exchange Offer, an Agent's Message (as defined below) and any other required documents, must be received by the Exchange Agent on or prior to the Expiration Time (as defined below). If you hold your Old Notes through a broker or other custodian, only that broker or custodian can tender your Old Notes. In that case, you must instruct your broker or custodian if you want to tender any of your Old Notes. Although holders of Old Notes that tender any of their Old Notes through ATOP (each such holder, a "Tendering Holder") may not deliver this Letter of Transmittal in order to tender their Old Notes, they will be bound by the terms of this Letter of Transmittal and will be deemed to have made the requests, representations and warranties contained herein by virtue of having made such tender through ATOP.
--------------------------------------------------------------------------------


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      THE EXCHANGE OFFER WILL EXPIRE AT 12:00 NOON, NEW YORK CITY TIME ON ,
   2003, UNLESS EXTENDED IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH
     IN THE RELATED PROSPECTUS (SUCH TIME, AS THE SAME MAY BE EXTENDED, THE
                              "EXPIRATION TIME").
--------------------------------------------------------------------------------



JPMorgan                                               Santander Central Hispano

         Holders of Old Notes should carefully read the Prospectus, this Letter of Transmittal and the accompanying documents before deciding to tender any of their Old Notes pursuant to the Exchange Offer.

         Holders of Old Notes wishing to exchange any of their Old Notes pursuant to the Exchange Offer must do so through ATOP. Instructions on how to tender Old Notes are set forth in this Letter of Transmittal under the heading "Instructions--Book-Entry Transfer Procedures; Tenders Through ATOP".

         If Banco Santander Chile (the "Bank") accepts any Old Notes tendered pursuant to the Exchange Offer, the Tendering Holder will receive, in exchange for each US$1,000 principal amount of Old Notes exchanged, US$1,000 principal amount of new Subordinated Notes due 2012 (the "New Notes") plus a US dollar amount in cash determined as set forth in the Prospectus under the heading "The Exchange Offer." The issue price of and interest rate on the New Notes will be determined as set forth in the Prospectus under the heading "The Exchange Offer". The Bank will also pay Tendering Holders accrued but unpaid interest on the Old Notes exchanged to, but not including, the settlement date for the Exchange Offer (the "Exchange Date").

         Holders of Old Notes wishing to tender any of their Old Notes for exchange must validly do so pursuant to the terms and conditions of the Exchange Offer on or prior to the Expiration Time. Any Old Notes tendered and not validly withdrawn prior to the Expiration Time may not be withdrawn thereafter.

         The Bank will not be required to accept any tendered Old Notes, and may terminate the Exchange Offer or delay the acceptance of tendered Old Notes for exchange, if certain events described in the Prospectus under the heading "The Exchange Offer--Conditions" occur on or prior to the Expiration Time. Tenders of Old Notes will be accepted only in principal amounts of at least US$5,000 and in higher integral multiples of US$1,000. No alternative, conditional or contingent tenders will be accepted.

         In the event that the Exchange Offer is terminated, withdrawn or otherwise not consummated, the Total Consideration (as defined in this Letter of Transmittal under the heading "Total Consideration") will not be paid or become payable to holders of Old Notes who have tendered their Old Notes in connection with the Exchange Offer. In any such event, the Old Notes previously tendered pursuant to the Exchange Offer will be promptly returned to the Tendering Holder.

         The instructions included in this Letter of Transmittal must be followed in order to validly tender Old Notes for exchange pursuant to the Exchange Offer. Questions and requests for assistance or for additional copies of the Prospectus, this Letter of Transmittal and the accompanying documents must be directed to the Information Agent, at the address and telephone number set forth on the back page of this Letter of Transmittal.


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

                               TENDER OF OLD NOTES

         Amounts paid in respect of tendered Old Notes will be paid by deposit of funds with DTC. The New Notes will be issued by deposit with DTC. The Exchange Agent will instruct DTC to transfer interests in the New Notes in book-entry form to the accounts of the Tendering Holders entitled thereto. Failure to provide the information necessary to effect delivery of New Notes or payment of amounts in respect of the Old Notes, will render such holder's tender defective, and the Bank will have the right, which it may waive, to reject such tender without notice.

             PLEASE READ THE INSTRUCTIONS CONTAINED HEREIN CAREFULLY

Ladies and Gentlemen:

         The Tendering Holder hereby tenders to the Bank, on the terms and conditions set forth in the Prospectus, receipt of which is hereby acknowledged, and in accordance with this Letter of Transmittal, the principal amount of Old Notes indicated in the related book-entry confirmation sent to the Exchange Agent." Capitalized terms used but not defined herein have the meanings assigned to them in the Prospectus, disregarding whether they are capitalized therein.

         Subject to the acceptance of Old Notes hereby tendered for exchange in accordance with the terms and conditions of the Exchange Offer, the Tendering Holder hereby (a) sells, assigns and transfers to, or upon the order of, the Bank or such other person or persons as the Bank may direct, all right, title and interest in and to all of the Old Notes hereby tendered, (b) waives any and all other rights with respect to such Old Notes, and (c) releases and discharges the Bank from any and all claims presently existing or arising out of, or related to the Old Notes, including without limitation, any claims that the Tendering Holder is entitled to receive additional principal, interest or dividend payments with respect to such Old Notes, or to participate in any redemption or defeasance of such Old Notes.

         The Tendering Holder hereby irrevocably constitutes and appoints JPMorgan Chase Bank (the "Exchange Agent") the true and lawful agent and attorney-in-fact of the Tendering Holder (with full knowledge that the Exchange Agent also acts as the agent of the Bank) with respect to the Old Notes hereby tendered, with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest), to
(i) transfer ownership of such Old Notes on the account books maintained by DTC to, or upon the order of, the Bank or such other person or persons as the Bank may direct; (ii) complete and execute all and any forms of transfer and other such documents, and to deliver any document of title or evidencing transfer or authenticity, as the Exchange Agent may deem necessary to vest ownership of such Old Notes in the Bank or its nominee; (iii) receive all benefits and otherwise exercise all rights of beneficial ownership in respect of such Old Notes, and
(iv) execute all such other documents and do all such other acts as in the opinion of the Exchange Agent may be necessary or expedient for the purpose of, or in connection with, the tender of such Old Notes, the acceptance of the Exchange Offer and the transfer of ownership of such Old Notes to the Bank or its nominee. Such procedures are hereby agreed to apply in lieu of any and all other procedures set forth in the Indenture, which are hereby waived.

         The Tendering Holder understands that tenders of Old Notes may be withdrawn by written notice of withdrawal received by the Exchange Agent at any time prior to the Expiration Time.

         The Tendering Holder acknowledges and agrees that a tender of Old Notes pursuant to the Exchange Offer and an acceptance of such Old Notes by the Bank, will constitute a binding agreement between the Tendering Holder and the Bank upon the terms and conditions of the Exchange Offer.

         The Tendering Holder hereby represents, warrants and agrees that:

         1.   it has received the Prospectus;

         2. it is the beneficial owner of, or a duly authorized representative of one or more such beneficial owners of, the Old Notes hereby tendered and it has full power and authority to tender, sell, assign and transfer such Old Notes pursuant to the Exchange Offer and to make the representations, warranties and agreements contained herein;

         3. the Old Notes tendered hereby were owned as of the date of tender, free and clear of any liens, charges, claims, encumbrances, interests and restrictions of any kind, and the Tendering Holder acknowledges that the Bank will acquire good, indefeasible and unencumbered title to such Old Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind, when the Bank accepts the same;

         4. it will not sell, pledge, hypothecate or otherwise encumber or transfer any Old Notes tendered hereby from the date of such tender and agrees that any purported sale, pledge, hypothecation or other encumbrance or transfer will be void and of no effect;

         5. in evaluating the Exchange Offer and in making its decision whether to tender any Old Notes, the Tendering Holder has made its own independent appraisal of the matters referred to herein and in any related communications and is not relying on any statement, representation or warranty, express or implied, made to such holder by the Bank, the Exchange Agent, the Information Agent or the Dealer Managers, other than those contained in the Prospectus;

         6. the tender of Old Notes shall constitute an undertaking to execute any further documents and give any further assurances that may be required in connection with any of the foregoing, in each case on and subject to the terms and conditions set out or referred to in the Prospectus;

         7. the terms and conditions of the Exchange Offer set forth in the Prospectus shall be deemed to be incorporated in, and form a part of, this Letter of Transmittal which shall be read and construed accordingly; and

         8. the Bank and others will rely upon the truth and accuracy of the foregoing acknowledgments, representations, warranties and agreements, and if any of the acknowledgements, representations, warranties and agreements deemed to have been made by the Tendering Holder by its tender of Old Notes are no longer accurate, it will promptly notify the Bank.

         The Tendering Holder understands that the tender of Old Notes is not effective, and the risk of loss of the Old Notes does not pass to the Exchange Agent, until receipt by the Exchange Agent of an Agent's Message (as defined in this Letter of Transmittal under the heading "Instructions--Book-Entry Transfer Procedures; Tenders Through ATOP) and all other required documents. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Old Notes will be determined by the Bank in the Bank's sole discretion (whose determination is final and binding).

         No authority conferred or agreed to be conferred by this Letter of Transmittal shall be affected by, and all such authority shall survive, the death or incapacity of the Tendering Holder, and any obligation of the Tendering Holder hereunder shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the Tendering Holder.

         The Tendering Holder hereby requests that any Old Notes representing principal amounts not accepted for exchange for any reason or validly withdrawn, be credited back without expense to the Tendering Holder's account at DTC as promptly as practicable after the expiration or termination of the

Exchange Offer. The Tendering Holder hereby requests that any payment to be made in respect of Old Notes tendered hereby be made by deposit of funds with DTC.

Conditions to the Exchange Offer

         The Tendering Holder understands that the Bank will not be required to accept any tendered Old Notes, and may terminate the Exchange Offer or delay the acceptance of tendered Old Notes for exchange, if any of the events set forth in the Prospectus under "The Exchange Offer--Conditions" occurs on or prior to the Expiration Time.

         Such conditions are for the Bank's sole benefit and the Bank reserves the absolute right, in its sole discretion and subject to applicable law, to amend them or waive them (in whole or in part) from time to time. Any determination the Bank makes concerning an event, development or circumstance referred to above will be final and binding on all parties to the Exchange Offer. The Bank's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right. The Exchange Offer is not conditioned upon a minimum principal amount of Old Notes being tendered.

Total Consideration

         The Tendering Holder understands that, if the Bank accepts for exchange any Old Notes tendered, the Tendering Holder will receive, in exchange for each US$1,000 principal amount of Old Notes accepted, US$1,000 principal amount of New Notes plus a US dollar amount in cash (rounded to the nearest US$.01) (the "Cash Consideration") determined as set forth in the Prospectus under "The Exchange Offer."

         The principal amount of New Notes and the Cash Consideration amount a Tendering Holder will receive in exchange for each US$1,000 principal amount of Old Notes is referred to herein as the "Total Consideration." A hypothetical calculation of the Total Consideration is contained in the Prospectus under the heading "The Exchange Offer--Illustrative Hypothetical Examples."

         In addition to the Total Consideration, the Bank will pay Tendering Holders accrued but unpaid interest on the Old Notes exchanged to, but not including, the Exchange Date. The Bank will pay additional amounts in respect of Chilean withholding taxes imposed in respect of such accrued interest paid to holders, subject to certain exceptions. See "Description of the Notes--Payment of Additional Amounts" in the Prospectus.

         The Tendering Holder acknowledges that the Bank will pay the Cash Consideration and accrued interest in respect of Old Notes accepted for exchange by depositing such amounts with the Exchange Agent, in immediately available funds, promptly after the Expiration Time. The Exchange Agent will promptly thereafter make the respective payments to Tendering Holders by depositing such funds with DTC. Under no circumstances will the Bank pay interest by reason of any delay on the part of the Exchange Agent or any third party in making the required payments.

         The Tendering Holder further acknowledges that the New Notes will be issued by deposit with DTC. The Exchange Agent will instruct DTC to transfer interests in the New Notes in book-entry form to the accounts of the Tendering Holders entitled thereto. The Tendering Holder understands and agrees that failure to provide the information necessary to effect delivery of New Notes or payment of amounts in respect of the Old Notes, will render such holder's tender defective, and the Bank will have the right, which it may waive, to reject such tender without notice.

                                  INSTRUCTIONS
        (Forming Part of the Terms and Conditions of the Exchange Offer)

         1. Book-Entry Transfer Procedures; Tenders Through ATOP. The Exchange Agent will establish accounts at DTC for the tender of Old Notes pursuant to the Exchange Offer within two business days after the date of the Prospectus. As of the date of the Prospectus, all of the Old Notes were held by the nominee of DTC, and the Exchange Agent and DTC had confirmed that the Exchange Offer was eligible for tenders of Old Notes through ATOP.

         Holders tendering through ATOP shall be bound by, but need not complete or execute this Letter of Transmittal. Tendering Holders of Old Notes must ensure that an Agent's Message (as defined below) is transmitted to and received by the Exchange Agent prior to the Expiration Time.

         Tenders of Old Notes must be carried out only through financial institutions (including the respective depositaries for Euroclear and Clearstream, Luxembourg) that are participants in DTC (each, a "DTC Participant"), which hold the Old Notes on behalf of beneficial owners or other custodians. If instructed to tender Old Notes pursuant to the Exchange Offer, DTC Participants will electronically transmit the acceptance of the Exchange Offer to DTC and cause DTC to make a book-entry transfer of the Old Notes tendered into the Exchange Agent's account at DTC, in accordance with DTC's procedures for such transfers through ATOP. Holders of Old Notes wishing to tender any of their Old Notes pursuant to the Exchange Offer must cause the DTC Participant holding such Old Notes on their behalf to transmit their acceptance to DTC in accordance with ATOP procedures.

         DTC will then verify the acceptance, execute a book-entry transfer to the Exchange Agent's account at DTC and send an Agent's Message to the Exchange Agent. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering DTC Participant, which acknowledgment states that such DTC Participant has received and agrees to be bound by this Letter of Transmittal and that the Bank may enforce such Letter of Transmittal against such DTC Participant. Delivery of the Agent's Message by DTC will satisfy the terms of the Exchange Offer in lieu of execution and delivery of a letter of transmittal by the DTC Participant identified in the Agent's Message.

         If you are a beneficial owner of Old Notes, you must instruct the broker, dealer, commercial bank, trust company or other custodian through which you hold your Old Notes to tender your Old Notes on your behalf. If your Old Notes are held through Euroclear or Clearstream, Luxembourg, you must comply with the procedures established by Euroclear or Clearstream, Luxembourg for tendering through Euroclear or Clearstream, Luxembourg.

         For further details on the procedures to be followed to tender Old Notes see "The Exchange Offer--Procedure for Tendering Old Notes" in the Prospectus.

         2. Amount of Tenders. Tenders of Old Notes will be accepted only in principal amounts of at least US$5,000 and only in integral multiples of US$1,000. No alternative, conditional or contingent tenders will be accepted.

         3. Extensions, Termination and Amendments. The Bank reserves the right, subject to applicable law, to extend the Expiration Time, terminate the Exchange Offer or amend any of the Exchange Offer's terms and conditions, or to choose not to accept for exchange any Old Notes at any time prior to the Expiration Time. Further details on extensions, terminations and amendments of the

Exchange Offer are contained in the Prospectus under the heading "Expiration Time; Extension; Amendment; Termination."

         If the Bank extends the Exchange Offer, is delayed in its acceptance of Old Notes for exchange, or is unable to purchase Old Notes pursuant to the Exchange Offer for any reason, then, without prejudice to the Bank's rights hereunder, tendered Old Notes may be retained by the Exchange Agent on behalf of the Bank and may not be withdrawn (subject to Rule l4e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this Letter of Transmittal under the heading "--Withdrawal of Tenders."

         4. Withdrawal of Tenders. Old Notes tendered may only be validly withdrawn prior to the Expiration Time. For a withdrawal of tendered Old Notes to be effective, a notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover page of this Letter of Transmittal and must (a) specify the name of the DTC Participant for whose account such Old Notes were tendered and such participant's account number at DTC to be credited with the withdrawn Old Notes, (b) specify the principal amount of the Old Notes to be withdrawn, and (c) be signed by the DTC participant who tendered the Old Notes in the same manner as such participant's name is listed on the applicable Agent's Message.

         The Exchange Agent will credit back the properly withdrawn Old Notes as soon as practicable following receipt of the notice of withdrawal. Any permitted withdrawal of Old Notes may not be rescinded, and any Old Notes properly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer; provided, however, that withdrawn Old Notes may be re-tendered by again following the procedures described herein and in the Prospectus at any time prior to the Expiration Time.

         All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Bank, in the Bank's sole discretion (whose determination shall be final and binding). None of the Bank, the Exchange Agent, the Dealer Managers, the Information Agent, the Trustee nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification. Withdrawals will not be deemed valid unless and until all defects and irregularities are cured or waived.

         5. Transfer Taxes. The Bank will pay or cause to be paid any transfer taxes payable with respect to the transfer and sale of Old Notes to it, or to its order, pursuant to the Exchange Offer.

         6. Requests for Assistance or Additional Copies. If a holder has questions about the Exchange Offer, the procedures for tendering, or would like additional copies of the Prospectus, this Letter of Transmittal or any accompanying documents, the holder should contact the Information Agent at the address and telephone number set forth on the back cover of this Letter of Transmittal.

         7. Waiver of Conditions. The Bank expressly reserves the right, subject to applicable law and in its sole discretion, to amend or waive any of the conditions to Exchange Offer at any time and from time to time.

                  The Exchange Agent for the Exchange Offer is:

                              JP Morgan Chase Bank

                                    Address:

                           2001 Bryan St., 10th Floor
                                Dallas, TX 75201
                       Attn: Institutional Trust Services

                         Facsimile Transmission Number:
                                 (214) 468-6494

                                Telephone Number:
                                 (214) 468-6464


                 The Dealer Managers for the Exchange Offer are:

                           J.P. Morgan Securities Inc.
                                 270 Park Avenue
                                    7th Floor
                               New York, NY 10017
                     In the U.S., toll free: (866) 846-2874
                        Outside the U.S.: (212) 834-7279


              Santander Central Hispano Investment Securities Inc.
                               45 East 53rd Street
                               New York, NY 10022
                                 (212) 350-3500


                The Information Agent for the Exchange Offer is:

                              D.F. King & Co., Inc.
                                 77 Water Street
                               New York, NY 10005


                 Banks and Brokers call collect: (212) 269-5550
                    All others call toll free: (800) 949-2583









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